Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Essential Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-124108 and 333-68038) of our report dated March 23, 2006 on Essential Group, Inc. (formerly AmericasDoctor, Inc.), relating to the consolidated financial statements of Essential Group, Inc. and subsidiary as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Essential Group, Inc.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 28, 2006